Valmont Announces Third Quarter Results

Highlights:

•	Substantial decline in Utility Support Structures Segment sales and operating income.

•	The Delta Segment contributed $131.4 million to sales and $8.2 million to operating income in the third quarter, net of approximately $4 million of acquisition related amortization expenses.

•	Irrigation Segment revenue rose 17% and operating income grew 90%, largely driven by increases in international sales.

•	Engineered Support Structures Segment sales and operating income pressured by lower global government spending on infrastructure, and weaker wireless communication structures sales.

•	Coatings Segment revenue increased 19% and operating income increased 14%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported net sales for the third quarter of $527.8 million compared with $434.0 million for the same period of 2009. Third quarter 2010 net earnings were $25.9 million, or $0.98 per diluted share, versus third quarter 2009 net earnings of $40.5 million, or $1.53 per diluted share.

For the first nine months of 2010, net sales were $1,376.8 million versus $1,388.0 million in 2009. Valmont’s nine-month net earnings were $59.5 million, or $2.25 per diluted share, compared with 2009 nine-month net earnings of $120.6 million, or $4.59 per diluted share.

Third Quarter Review:

“The positive sales and earnings impact of the Delta plc acquisition and higher operating income in the Irrigation and Coatings Segments partly offset a substantial decline in global utility sales and profits and reduced profitability in the Engineered Support Structures Segment,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer.

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“Lower sales in the Utility Support Structures Segment were mainly due to a lack of large project orders and lower market prices, when compared to 2009. Engineered Support Structures Segment sales were lower due to a global reduction in government spending on infrastructure and weaker global demand for wireless communication structures. Irrigation Segment sales increased primarily due to growth in international markets. Coatings Segment sales increased as a result of an improved demand for custom coatings and galvanizing.

“Despite higher operating income in the Irrigation and Coatings segments and the contribution of Delta, lower volumes, particularly in the utility business, contributed to substantial de-leverage of fixed costs and a 25% reduction in the Company’s operating income.”

Third Quarter Segment Review:

Utility Support Structures Segment (23% of 3rd Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales decreased 27% to $120.4 million compared with $165.9 million in 2009. The decline in sales was mostly due to North American utility customers deferring large transmission projects until economic recovery becomes apparent. International utility sales were higher due to export sales originating from Europe and China.

Despite the current slowdown in activity, the long-term outlook for utility structures demand remains strong. The need to increase the capacity and reliability of the grid, the drive towards more renewable energy supply and the aging infrastructure of the grid are strong drivers that should lead to increasing demand for transmission structures in this country.

Operating income decreased 80% to $9.3 million and was 7.7% of sales. Profitability was impacted by substantial manufacturing and SG&A de-leverage, combined with a very competitive pricing environment.

Engineered Support Structures Segment (27% of 3rd Quarter Sales)
Structures for lighting and traffic, wireless communication and other specialty structures worldwide.

Third quarter sales were $144.8 million, a decrease of 10% from $160.7 million in 2009. In North America, lighting and traffic sales were lower, due to reduced activity in the transportation market partly reflecting the lack of a multi-year highway bill. Wireless communication structures sales were also lower. Sales of commercial lighting products were higher than the particularly weak levels of 2009.

International engineered structures sales declined primarily due to reduced government investment in infrastructure, and a modest impact of currency translation. In China, sales were lower mainly due to a decrease in wireless communication structures demand.

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Government funding to install, upgrade and maintain infrastructure has been deferred due to the global economic recession. When economic recovery strengthens, we believe that spending on global infrastructure for night-time safety and more efficient roadway transportation will accelerate.

Operating income decreased 12% to $11.7 million or 8.1% of segment sales. The decline in operating income resulted from a more competitive pricing environment in all markets and lower volumes, somewhat offset by improved factory performance.

Delta Segment (25% of 3rd Quarter Sales)
Engineered steel products, galvanizing and the production of manganese dioxide.

The “Delta Segment” was formed upon the completion of Valmont’s acquisition of Delta plc on May 12, 2010.  Delta Segment sales for the third quarter were $131.4 million. Operating income was 6.2% of sales or $8.2 million, net of approximately $4 million of acquisition related amortization expenses. The principal drivers of Delta’s performance during the third quarter were stronger results in the galvanizing businesses, stable performance in the Engineered Steel Products businesses, and weakness in Delta EMD, the magnesium dioxide business.

Irrigation Segment (17% of 3rd Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales increased 17% to $88.3 million compared with $75.2 million in 2009. Most of the increase was due to broad-based sales improvements in international markets.

The upturn in international sales reflects improved global crop commodity prices and optimism for higher farm income in 2010. The needs to increase global food production and reduce agriculture’s use of water for irrigation are two compelling drivers we believe further support long-term growth.

Operating income increased 90% to $10.6 million and was 12.0% of segment sales. The improvement in operating income was primarily the result of increased leverage of fixed factory costs and SG&A.

Coatings Segment (7% of 3rd Quarter Sales)
Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $35.4 million were 19% above last year’s $29.7 million. The sales increase reflects improved demand for custom coatings and galvanizing.

Operating income improved 14% to $8.7 million, or 24.5% of segment sales. The increase in operating income was the result of higher sales volumes.

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Outlook:
“We continue to expect earnings for the year to decline around 35% from our earnings in 2009, before the impact of Delta revenue and income and any transaction and financing expenses related to the Delta acquisition. After three quarters of unfavorable comparisons following a record 2009, we anticipate positive earnings comparisons in the fourth quarter, and our preliminary outlook for 2011 is for further improvement," said Mr. Bay.

“Our Engineered Support Structures Segment is the business most dependent on government funding. We are not expecting a new multi-year highway bill in this country in the near future, and we expect continued pressure on government spending world-wide. Therefore, we are re-examining our cost structure in this segment to see if we can improve our performance absent improved market conditions, and position ourselves for good leverage when the economy improves in our markets.

“Any possible one-time charge as a result of this review is not included in the above guidance.

“The drivers of infrastructure development and increasing farm productivity with less water are global, compelling and enduring. We have built leadership positions in our industries that we anticipate will provide good platforms for the growth opportunities we anticipate. We believe Valmont is well positioned to benefit from the inevitable renewed investment in infrastructure.”

An audio discussion of Valmont’s third quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 48124033 or via the Internet at 8:00 a.m. CDT October 15, 2010, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 48124033 beginning October 15, 2010 at 10:00 a.m. CDT through 12:00 p.m. October 22, 2010.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

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This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended

	25-Sep-10	26-Sep-09	25-Sep-10	26-Sep-09
Net sales	$ 527,831	$ 434,010	$ 1,376,792	$ 1,387,974
Cost of sales	395,310	297,652	1,014,895	978,619
Gross profit	132,521	136,358	361,897	409,355
Selling, general and administrative expenses	85,378	73,625	245,803	218,887
Operating income	47,143	62,733	116,094	190,468
Other income (expense)
Interest expense	(8,487)	(3,587)	(22,878)	(11,847)
Interest income	1,733	370	3,181	986
Miscellaneous	58	2,106	28	1,916
	(6,696)	(1,111)	(19,669)	(8,945)
Earnings before income taxes, minority interest, and equity in earnings of nonconsolidated subsidiaries

	40,447	61,622	96,425	181,523
Income tax expense	13,780	20,338	34,908	59,644
Earnings before minority interest, equity in earnings of nonconsolidated subsidiaries

	26,667	41,284	61,517	121,879
Earnings (losses) in nonconsolidated subsidiaries	1,068	84	1,987	579
Net earnings	27,735	41,368	63,504	122,458
Less: Earnings attributable to the non-controlling interest	(1,800)	(894)	(3,991)	(1,890)
Net earnings attributable to Valmont Industries, Inc.	$ 25,935	$ 40,474	$ 59,513	$ 120,568

Average shares outstanding (000's) - Basic	26,133	25,963	26,084	25,936
Earnings per share - Basic	$ 0.99	$ 1.56	$ 2.28	$ 4.65

Average shares outstanding (000's) - Diluted	26,404	26,402	26,420	26,257
Earnings per share - Diluted	$ 0.98	$ 1.53	$ 2.25	$ 4.59

Cash dividends per share	$ 0.165	$ 0.150	$ 0.480	$ 0.430

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended

	25-Sep-10	26-Sep-09	25-Sep-10	26-Sep-09

Net sales
Engineered Support Structures	$ 144,836	$ 160,716	$ 386,568	$ 447,192
Utility Support Structures	120,397	165,882	346,464	566,070
Delta	131,357	-	205,522	-
Coatings	35,356	29,683	96,693	88,295
Infrastructure products	431,946	356,281	1,035,247	1,101,557

Irrigation	88,255	75,230	309,054	279,339
Other	21,338	16,697	68,459	53,457
Less: Intersegment sales	(13,708)	(14,198)	(35,968)	(46,379)
Total	$ 527,831	$ 434,010	$ 1,376,792	$ 1,387,974

Operating Income
Engineered Support Structures	$ 11,680	$ 13,238	$ 22,364	$ 31,240
Utility Support Structures	9,255	45,220	35,903	135,538
Delta	8,170	-	15,383	-
Coatings	8,649	7,581	20,767	19,965
Infrastructure products	37,754	66,039	94,417	186,743

Irrigation	10,590	5,560	42,584	27,330
Other	4,228	3,146	13,693	10,242
Corporate	(5,429)	(12,012)	(34,600)	(33,847)
Total	$ 47,143	$ 62,733	$ 116,094	$ 190,468

Valmont has aggregated its business segments into five reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and for other specialty applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

Delta: This segment is comprised of the operations of Delta plc, which was acquired by Valmont on May 12, 2010. Its main product lines include engineered steel products for access systems, road safety, poles and grinding media; custom galvanizing and the production of manganese dioxide.

In the fourth quarter of 2009, the Company reorganized its management structure and redefined the Utility Support Structures segment to include Utility support structures activities on a global basis. Previously, sales of utility support structures were reported as part of the Engineered Support Structures segment. Fiscal 2009 figures have been reclassified to conform to the 2010 presentation.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and industrial fasteners, are reported in the “Other” category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	25-Sep-10	26-Sep-09
ASSETS
Current assets:
Cash and cash equivalents	$ 323,150	$ 129,844
Accounts receivable, net	400,683	296,267
Inventories	296,335	216,483
Prepaid expenses	29,731	26,596
Refundable and deferred income taxes	35,576	31,895
Total current assets	1,085,475	701,085
Property, plant and equipment, net	434,456	286,666
Goodwill and other assets	539,439	300,961
	$ 2,059,370	$ 1,288,712

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 243	$ 977
Notes payable to banks	14,449	24,950
Accounts payable	179,131	118,463
Accrued expenses	164,729	120,866
Dividend payable	4,348	3,941
Total current liabilities	362,900	269,197
Long-term debt, excluding current installments	482,932	171,710
Other long-term liabilities	276,954	69,883
Shareholders' equity	936,584	777,922
	$ 2,059,370	$ 1,288,712

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CALCULATION OF COST OF DELTA, plc ACQUISITION EXPENSES (Dollars in thousands) (unaudited)

YEAR-TO-DATE 2010	As Reported	Delta Transaction Costs	Without Delta Transaction Costs
Operating Income	$ 116,094	$ (14,572)	$ 130,666

Earnings before taxes and equity in earnings of nonconsolidated subsidiaries	$ 96,425	$ (19,696)	$ 116,121

Net earnings attributable to Valmont Industries, Inc.	$ 59,513	$ (15,609)	$ 75,122

Diluted earnings per share	$ 2.25	$ (0.59)	$ 2.84

The Company incurred certain expenses in 2010 associated with the offer to purchase the ordinary shares of Delta plc (Delta). The expenses included $14,572 of SG&A expenses related to the Company's evaluation of Delta and other required expenses associated with the Company's offer and ongoing integration. The Company also incurred $5,124 of financing costs related to a bridge financing facility that was established to provide part of the required committed financing to complete the Delta acquisition, as required by United Kingdom takeover regulations, and borrowing costs incurred until the Company acquired Delta on May 12, 2010. The Delta Transaction Costs adjustment for Net earnings above is net of tax effect calculated based on the amounts that are currently deductible at its marginal U.S. tax rate.  Management believes the exclusion of expenses incurred in the quarter related to the pending Delta acquisition is useful for assessing Valmont’s operating performance and provides investors with a more consistent basis of comparison with prior periods.

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